Exhibit 99


FOR IMMEDIATE RELEASE

CONTACT:	Debbie Koopman
		(630) 769-2596
		Debbie_Koopman@spgl.com


The Spiegel Group CFO Resigns to Accept Another Position


DOWNERS GROVE, Ill. - February 5, 2003 - The Spiegel Group (Spiegel, Inc.) today announced that, its executive vice president and chief financial officer, James R. Cannataro, has resigned to take a similar position in another industry. Cannataro will finalize his duties on February 12, 2003. The company is conducting a search to find a replacement.

"I would like to thank Jim for his many contributions during his 18 years of service with The Spiegel Group. Jim has been a key member of our management team and was instrumental in guiding Eddie Bauer during its rapid growth in the nineties. We wish Jim continued success in his future endeavors," said Martin Zaepfel, vice chairman, president and chief executive officer of The Spiegel Group.

Cannataro joined The Spiegel Group in 1984 and was promoted to corporate controller in 1988. In 1990, he was appointed vice president of finance at the company's Eddie Bauer subsidiary and was later promoted to executive vice president and chief financial officer for Eddie Bauer. Cannataro assumed his current position in July 2001.

The Spiegel Group is a leading international specialty retailer marketing fashionable apparel and home furnishings to customers through catalogs, nearly 570 specialty retail and outlet stores, and e-commerce sites, including eddiebauer.com, newport-news.com and spiegel.com. The Spiegel Group's businesses include Eddie Bauer, Newport News, Spiegel Catalog and First Consumers National Bank. The company's Class A Non-Voting Common Stock trades on the over-the-counter market ("Pink Sheets") under the ticker symbol: SPGLA. Investor relations information is available on The Spiegel Group Web site at http://www.thespiegelgroup.com.

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